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                                                                  Exhibit 99.1


                               FOURTH AMENDMENT TO
                               -------------------
                                 LOAN AGREEMENT
                                 --------------

                  THIS FOURTH AMENDMENT TO LOAN AGREEMENT, dated as of May 31, 1996, is entered into by and between METROPOLITAN FINANCIAL CORP., an OHIO Corporation (the "Borrower"), and THE HUNTINGTON NATIONAL BANK (the "Bank").

                                   WITNESSETH
                                   ----------

                  WHEREAS, the Borrower and the Bank entered into a Loan Agreement dated February 22, 1995 (the "Loan Agreement"); and

                  WHEREAS, the Borrower and the Bank have agreed to amend the Loan Agreement as set forth herein and to enter into this Amendment to effectuate such agreement. Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the meaning ascribed therein. All references to "Paragraphs" or "Sections" herein are references to paragraphs and sections of the Loan Agreement.

                  NOW, THEREFORE, for valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties do hereby amend the Loan Agreement and agree as follows:

                  1. The definition of "LIBO Rate" is hereby deleted and the following is substituted in lieu thereof:

                        "LIBO Rate" means, relative to each applicable Interest period the LIBO Rate (Reserve Adjusted) per annum, determined by the Bank, at which dollar deposits in immediately available funds are offered to the Bank two business days prior to the beginning of such Interest Period by prime banks in the interbank eurodollar market for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal to the amount of the Loan to be outstanding during such Interest Period."

                  2. Section 2.02(A) of the Loan Agreement is hereby deleted and the following is substituted in lieu thereof:

                    "(A) Subject to the terms and conditions hereof, the Bank
               may lend the Borrower, from time to time until




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              the Conversion Date, such sums as the Borrower may request, but which shall not exceed in the aggregate amount at any one time outstanding the amount of Four Million Dollars ($4,000,000). It is the intention of the parties that the outstanding principal amount of the Loan shall at no time exceed the amount of Four Million Dollars ($4,000,000) and if, at any time, an excess shall for any reason exist, the Borrower shall repay to the Bank forthwith such amounts as may be necessary to eliminate such excess. Subject to this limitation and the limitations contained in Sections 2.02(b) and 2.03 below, the Borrower may borrow, repay without penalty or premium, and reborrow hereunder, from the date of this Agreement to the Conversion Date, the full amount permitted hereunder. A fee equal to twenty-five (25) basis points of the amount of the average unused portion of the principal amount of the Loan will be payable quarterly commencing on August 31, 1996. For purposes of determining the amount of such fee, the stated amount of unexpired letters of credit issued by the Bank pursuant to Section 2.02(B) below shall be considered an advance."

                  3. Section 2.05(A)(1), (2) and (3) are hereby deleted and the following is substituted in lieu thereof:

                    "(1) Prior to May 31, 1998 (the "Conversion Date"), interest on the principal balance of the Loan, from time to time outstanding, will be payable monthly commencing on June 30, 1996, at either the Prime Rate in effect from time to time, or the LIBO Rate in effect on the date the Bank receives written notice from the Borrower of its election to convert the interest rate to the LIBO Rate for a ninety (90) day period, plus two hundred twenty-five (225) basis points. Following the Conversion Date, interest on the principal balance of the Loan shall be at the Prime Rate in effect from time to time. After maturity, (whether maturity is brought about by acceleration in the Event of Default or otherwise) the interest rate shall be two hundred (200) basis points in excess of the higher of: (i) the interest rate in effect at the time of such maturity or acceleration, as the case may be; or (ii) the Prime Rate in effect from time to time.

                    (2) On the Conversion Date, the unpaid principal


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               amount of the Loan, together with interest at the rate provided for in Section (1) above, shall be repaid by the Borrower in thirty-six (36) equal monthly installments commencing thirty (30) days after the Conversion Date. The amount of the installments shall be calculated by the Bank based on the outstanding balance of the Loan as of the Conversion Date and as if the Loan were being repaid on a sixty (60) month amortization schedule. On the due date of the thirty-sixth (36th) monthly installment, any principal, interest, and other Obligations of the Borrower remaining unpaid shall be paid in full by the Borrower, unless otherwise provided by the terms of such Obligations.

                    (3) If the Return on Average Assets ("ROA") ratio of
               Metropolitan Savings Bank of Cleveland, as determined as of the end of each such calendar quarter in accordance with Section 6.01(H) below shall be greater than .8% and less than .9%, the applicable interest rate provided for in Section 2.05(A)(1) or
               (2) above, as the case may be, shall be reduced by twenty-five
               (25) basis points, effective as of the day after the end of such quarter. If, as of the end of such calendar quarter, such ROA ratio shall be equal to or greater than .9% and less than 1.0%, the applicable interest rate provided for in Section 2.05(A)(1) or (2) above, as the case may be, shall be reduced by a second twenty-five (25) basis points, effective as of the day after the end of such quarter. If, as of the end of such calendar quarter, such ROA ratio shall be greater than 1.0%, the applicable interest rate provided for in Section 2.05(A)(1) or (2) above, as the case may be, shall be reduced by a third additional twenty-five (25) basis points. The basis point reductions provided for in this Section (3) shall occur only if the Borrower has elected to have the interest rate be based on the LIBO Rate in accordance with 2.05(A)(1) below for the period during which such reductions would apply."

                  4. Section 6.01(C)(3) and (4) are hereby deleted and the following is substituted in lieu thereof:

                    "(3) Within one hundred twenty (120) days after the close of each annual accounting period in each Fiscal Year: (a) income statements of the Borrower and


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               Metropolitan Savings Bank, on a consolidated basis, for such year; and (b) balance sheets of the Borrower and Metropolitan Savings Bank, on a consolidated basis, for such year; and -- all in reasonable detail, subject to normal year-end audit adjustments, certified by an outside auditor satisfactory to the Bank to have been prepared in accordance with GAAP;

                    (4) Borrower and Metropolitan Savings Bank of Cleveland
               shall provide the Bank with a quarterly "Covenant Compliance Certificate" in the form prescribed by the Bank and signed by the Chief Financial Officer or President of the Borrower; and

                    (5) Upon request from time to time of copies of any
               agreements, contracts, or commitments referred to in schedule 5.01(I) hereof."

               5. The first sentence of Section 6.01(H) of the Loan Agreement is hereby deleted and the following is substituted in lieu thereof:

                    "(H) Metropolitan Savings Bank of Cleveland shall maintain a return on assets (ROA") ratio as of each calendar quarter-end of at least 0.7% on a weighted average basis for the preceding three quarters; provided, however, that any assessments against Metropolitan Savings Bank of Cleveland by or for the benefit of the Savings Association Insurance Fund ("SAIF") shall be considered an extraordinary event and will not be included in the calculation of the ROA ratio for purposes of this Section 6.01(H)."

               In all other respects the parties hereto hereby ratify and affirm the terms and conditions of the Loan Agreement.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

THE BANK:                             THE BORROWER:

THE HUNTINGTON NATIONAL BANK          METROPOLITAN FINANCIAL CORP.

By:  /s/Charles B. Knowles, Jr.       By: /s/David G. Lodge
   ---------------------------            --------------------------
Name:   Charles B. Knowles, Jr.       Name:   David G. Lodge
Title:  Vice President                Title:  President